Exhibit 10.83

     THIS AMENDED AND RESTATED SUBORDINATED NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR REGISTERED OR OTHERWISE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE. THIS SUBORDINATED NOTE MAY NOT BE TRANSFERRED OR SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HAS BEEN DELIVERED TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                     AMENDED AND RESTATED SUBORDINATED NOTE

                                                                        Avon, CT

$5,728,883*]                                                  [October 15, 2003]

      U.S. ENERGY BIOGAS CORP., formerly known as Zahren Alternative Power Corporation, a Delaware corporation whose principal place of business is located at 40 Tower Lane, Avon, CT 06001 (the "Company"), for value received, promises to pay to the order of AJG FINANCIAL SERVICES, INC., or its successors and assigns (the "Holder"), the aggregate principal sum of five million seven hundred twenty eight thousand, eight hundred and eighty three dollars ($5,728,883.00 Dollars consisting of the components described in Exhibit A hereto (the "Principal Amount"), in lawful money of the United States of America, on the terms and conditions hereinafter specified.

      1. Payment of Principal and Interest.

            (a) Quarterly principal payments in accordance with the Amortization Schedules described below plus accrued interest shall be payable quarterly beginning on [April 30**], 2004 and ending on January 1, 2011 (the "Maturity Date"), subject to Paragraph (c) below. Additionally, a special amortization payment of $250,000 (the "Special Payment") shall be due on July 30, 2004 provided that if a Canadian Income Fund does not acquire or refinance the Company's project indebtness on or before July 30, 2004 such Special Payment shall not be made. An amortization schedule for the quarterly principal and interest payments including the Special Payment is attached hereto as Exhibit B and an amortization excluding the Special Payment is annexed as Exhibit C (the "Amortization Schedules"). At the Maturity Date, or upon any acceleration of the Principal Amount pursuant to Section 2 below, the unpaid Principal Amount of this Amended and Restated Subordinated Note (the "Subordinated Note") and all other sums payable hereunder shall be due and payable in full, notwithstanding any other provision hereof.

            (b) Reference is made to that certain Indenture of Trust and Security Agreement, dated as of November 30, 1999 among the Company, the Affiliates and Subsidiaries of the Company party thereto (collectively, the "Issuers") and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Trustee"), as amended and supplemented from time to time (the "Security Agreement"). Notwithstanding the foregoing, quarterly principal and interest payments hereunder shall only be payable in the event of the Company's receipt of disbursements pursuant to Section 3.03(b)(viii) of the Security Agreement with respect to such calendar quarter. Further, principal and

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(footnote continued from previous page)


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

      interest payments shall only be payable from the Company's "Free Cash Flow", defined as the quarterly disbursement pursuant to Section 3.03(b)(viii) of the Security Agreement less all costs actually incurred by the Company and its subsidiaries which have not been funded by the Trustee and capex actually incurred or reasonably reserved for by the Company and its subsidiaries which has not been funded or reserved for by the Trustee but before payment of shareholder loans or dividends to Company shareholders. If the Company's Free Cash Flow is insufficient to pay a scheduled principal and interest payment, any shortfall shall accrue but such event shall not be an Event of Default under Section 2 hereof. In such event, the Company shall prepare a revised Amortization Schedule and the quarterly payment amount recited in Section 1(a) shall be increased in accordance with the revised Amortization Schedule.

            (c) Interest shall accrue at a rate equal to five percent (5%) per annum. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed.

            (d) From and after the Maturity Date, interest on the unpaid Principal Amount shall accrue and be due and payable at the Default Rate (as defined herein), provided, however, that if such unpaid Principal Amount shall be due to the insufficiency of the Company's Free Cash Flow on the Maturity Date, interest will continue to accrue at the interest rate recited in Section 1(c) hereof and such event shall not be an Event of Default under Section 2 hereof.

            (e) Principal Amount and all other sums due hereunder shall be payable, without set-off or deduction, at the offices of the Holder or at such other place as the Holder from time to time may designate to the Company in writing, in cash, certified check or check of the Company that the Holder has agreed in writing in advance to accept or a wire transfer to such account as the Holder may have previously designated to the Company in writing.

            (f) Subject to the subordination terms hereinafter provided, the Company shall have the right to prepay any portion of the Principal Amount, in whole or in part, from time to time without penalty.

            (g) Subject to the subordination terms hereinafter provided, upon a sale or recapitalization of the Company, the Principal Amount shall be pre-paid to the extent of 50% of proceeds available after payment of all Company debt, transaction related costs, transaction related taxes and other liabilities and funding of all reserves and escrows required by such transaction, but before repayment of shareholder loans or dividends to Company shareholders. For the purposes of this Section 1(g), the sale or recapitalization of an individual Company subsidiary shall not trigger a pre-payment obligation hereunder.

      2. Events of Default. The following events are hereby defined for all purposes of this Subordinated Note as Events of Default:

            (a) Subject to Section 1(b) hereof, failure of the Company to pay any principal or interest hereunder when and as the same shall become due and payable within five (5) business days after the giving of a notice to the Company that such payment is due and payable and has not been received.

            (b) The institution by the Company or any subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter in effect, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the institution of proceedings thereunder or the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any subsidiary or of any substantial part of the property of either, or the making by the Company or any subsidiary of an assignment for the benefit of creditors, or the admission by the Company or any subsidiary in writing of its inability to pay its debts generally as they become due;

            (c) The entry of a decree or order by a court having jurisdiction for relief in respect of the Company or any subsidiary, or adjudging the Company or any subsidiary a bankrupt or insolvent, or approving a properly filed petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any subsidiary under Title 11 of the United States Code, as now constituted or hereafter in effect, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee (or other similar official) of the Company or any subsidiary or of any substantial part of the property of either, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

            (d) An event of default shall be declared under any other agreement, document or instrument to which the Company or any subsidiary is a party and such event of default is not cured within any applicable grace period or waived in writing, and such event of default (i) involves the failure to make any payment when due in respect of any indebtedness (other than the Principal Amount and interest hereon) of the Company or any indebtedness of any subsidiary with recourse to the Company in excess of One Million Dollars ($1,000,000) in the aggregate, or (ii) causes such indebtedness or a portion thereof in excess of One Million Dollars ($1,000,000) in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) permits any holder of such indebtedness or a trustee to cause such indebtedness or a portion thereof in excess of One Million Dollars ($1,000,000) in the aggregate to become due prior to its stated maturity or prior to the regularly scheduled dates of payment and such event of default is not cured or waived within 30 days after the occurrence thereof.

            (e) A final, non-appealable judgment or final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any subsidiary of the Company and remain undischarged for a period of 60 days, provided that the aggregate of all such judgments exceeds One Million Dollars ($1,000,000). Notwithstanding the foregoing, any final non-appealable judgment against the Company with respect that certain Term Loan Agreement between Holder as Lender and BMC Energy LLC and Morris Genco, L.L.C. as Borrowers dated 03/30/03 or under any of the related transaction documents, as such documents may be amended from time to time, shall not be considered an Event of Default for the purposes of Section 2.

      If one or more Events of Default shall happen and be continuing, then, subject to the subordination terms hereinafter provided, and in each and every such case, the Holder, at its option, by notice in writing to the Company, may declare the entire Principal Amount and any other sums due hereunder, if not already due and payable, to be immediately due and payable. If there shall occur an Event of Default described in Sections 2(c) or 2(d), then, subject to the subordination terms hereinafter provided, the entire unpaid balance of the Principal Amount and all other sums due under this Subordinated Note shall be immediately due and payable without notice to the Company. If the entire unpaid balance shall, as a result of either of the preceding two sentences, be immediately due and payable, the unpaid balance of the Principal Amount shall accrue interest thereafter at the per annum rate equal to the interest rate provided in Section 1(c) hereof plus five (5%) percent, compounded annually (the "Default Rate") and all other sums due by the Company hereunder shall also be immediately due and payable; and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder in this Subordinated Note or under applicable law. In such case, the Holder may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorney's fees for collection, together with the interest on any judgment obtained by the Holder at the Default Rate, including interest at that rate from and after the date of any execution, judicial or foreclosure sale until actual payment is made to the Holder of the full amount due the Holder.

      3. Subordination. Reference is made to that certain Note Purchase Agreement, dated as of November 30, 1999 among the Company, the Issuers, John Hancock Life Insurance Company (formerly known as John Hancock Mutual Life Insurance Company) ("Hancock"), John Hancock Variable Life Insurance Company ("Variable"), Investors Partner Life Insurance Company ("Investors") and Mellon Bank, N.A., solely in its capacity as Trustee for the Bell Atlantic Master Trust ("Mellon", and together with Hancock, Variable and Investors, the "Purchasers"), as amended (the "Note Purchase Agreement"). By its acceptance hereof, the Holder acknowledges that the indebtedness evidenced by this Subordinated Note is the same indebtedness as is described in Part B of Schedule 10.2 to the Note Purchase Agreement, which indebtedness has been outstanding at all times since November 30, 1999. By its acceptance hereof, the Holder acknowledges and agrees that this Subordinated Note and all liabilities of the Company with respect hereto are subject in all respects to the Subordination Agreement dated as of November 30, 1999 (the "Subordination Agreement") among the Issuers, the Holder and the Trustee under the Security Agreement. Without limiting the generality of the foregoing, the Holder further acknowledges and agrees that this Subordinated Note constitutes part of the "Subordinate Liabilities" for all purposes of the Subordination Agreement and that the payments hereon shall only be made to the extent that payment on Subordinate Liabilities are permitted under the Subordination Agreement. The Trustee, the Purchasers, the Issuers and their respective successors, transferees and assigns are each a third party beneficiary of the provisions of this paragraph and paragraph 6(c) below.

      4. Omissions. No delay or omission of the Holder to exercise any rights or powers accruing upon any default which shall not have been remedied shall impair any such right or power, or shall be construed to be a waiver of any such default or acquiescence therein; and every power and remedy given by this Subordinated Note to the Holder may be exercised from time to time and as often as may be deemed expedient by the Holder.

      5. Notices. Unless otherwise provided, any notice required or permitted under this Subordinated Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or by telecopy with a confirmation of receipt, or upon deposit with a reputable overnight courier or with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to the party to be notified at the following addresses:

      If to the Company:        U.S. Energy Biogas Corp.
                                40 Tower Lane
                                Avon, CT 06001
                                Attn: President
                                Fax: 860-677-6054

      With a copy to:           U.S. Energy Systems, Inc.
                                1 North Lexington Avenue
                                White Plains, NY 10601

                                Attn: President
                                Fax: 914-993-5190

      If to the Holder:         AJG Financial Services, Inc.
                                Two Pierce Place
                                Itasca, IL 60143-3141
                                Attn: Kerry S. Abbott, Esq.
                                     Asst. General Counsel
                                Fax: 630-285-4272

      6. Miscellaneous.

            (a) The Company hereby waives presentment, demand, protest, notice of demand, notice of nonpayment or dishonor, notice of protest and all other notices of any kind in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Subordinated Note. No failure to exercise, and no delay in exercising any rights hereunder on the part of the Holder hereof shall operate as a waiver of such rights.

            (b) Subject to the provisions of the Note Purchase Agreement and the other Senior Loan Documents (as defined in the Subordination Agreement), the Holder and the Company may from time to time enter into written agreements amending or changing any provisions of this Subordinated Note or the rights of the Holder or the Company hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Company hereunder or thereunder, provided however, that the subordination terms of
      Section 3 hereunder shall not be amended without the consent of the Purchasers or their successors, assigns or transferees for so long as any Senior Liabilities (as defined in the Subordination Agreement) remain outstanding.

            (c) This Subordinated Note and the indebtedness evidenced hereby shall at all times constitute unsecured obligations of the Company (and not any other Issuer), and the Holder shall have no recourse to the assets of any other Issuer other than the Company in an Event of Default (as described above).

            (d) The Company agrees that its liability under this Subordinated Note shall be without regard to the liability of any other party. No course of dealing and no delay or failure of the Holder in exercising any right, power, remedy or privilege under this Subordinated Note shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy of privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Holder under this Subordinated Note are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Holder of any breach or default under this Subordinated Note or any such waiver of any provision or condition of this Subordinated Note must be in writing and shall be effective only to the extent specifically set forth in such writing.

            (e) Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a business day, such payment or action shall be made or taken on the next following business day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

            (f) Except with respect to paragraph 3 above, the provisions of this Subordinated Note are intended to be severable. If any provision of this Subordinated Note other than paragraph 3 shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

            (g) Except as set forth herein (including without limitation as set forth in paragraph 3 above), this Subordinated Note and any other documents delivered in connection herewith supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein.

            (h) All representations and warranties of the Company contained herein or made in connection herewith shall survive and shall not be waived by the execution and delivery of this Subordinated Note or by any investigation by the Holder, but shall terminate upon the Company's full satisfaction and payment of the outstanding Principal Amount of and interest on this Subordinated Note.

            (i) This Subordinated Note shall be binding upon and shall inure to the benefit of the Holder, the Company and their respective successors and assigns, except that the Company may not assign or transfer any of its rights and obligations hereunder or any interest herein.

            (j) Whenever the Holder's consent is required to be obtained under this Subordinated Note as a condition to any action, inaction, condition or event, the Holder shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of collateral, the payment of money or any other matter.

            (k) The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable law.

            (l) This Subordinated Note shall be governed by, and construed in accordance with, the laws of the State of Illinois, excluding, however, the rules relating to conflicts of law. The Company irrevocably consents to the jurisdiction of the courts of the State of

      Illinois and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Subordinated Note, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Subordinated Note, or a breach of this Subordinated Note or any such document or instrument. The Company waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Subordinated Note brought in the State of Illinois, and further irrevocably waives, to the full extent permitted by law, any claim that any such action or proceeding brought in such State has been brought in an inconvenient forum. In any such action or proceeding, the Company waives, to the full extent permitted by law, personal service of any summons, complaint, or other process and agrees that service thereof may be made on the Company by certified or registered U.S. mail or by personal delivery.

            (m) In no event shall the rate of interest payable under this Subordinated Note exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to the Company. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding and shall be applied in such order as the Holder may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the said sums outstanding shall be refunded in cash by the Holder. Any such crediting or refund shall not cure or waive any default by the Company hereunder. The Company agrees, however, that in determining whether or not any interest payable under this Subordinated Note exceeds the highest rate permitted by law, any non-principal payment, other than interest payments, including, without limitation, fees and late charges, shall be deemed, to the extent permitted by law, to be an expense, fee, premium or liquidated damages, rather than interest.

            (n) THE COMPANY AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS SUBORDINATED NOTE OR ANY ACT OR OMISSION WHICH EITHER PARTY ASSERTS RESULTED IN ANY LIABILITY TO THE COMPANY, THE HOLDER OR THEIR RESPECTIVE OFFICERS, DIRECTORS, STOCKHOLDERS, PARTNERS, EMPLOYEES OR AGENTS, TO THE FULL EXTENT PERMITTED BY LAW.

      IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Subordinated Note to be duly executed by its authorized officer on the day and year first above written.

                                        U.S. ENERGY BIOGAS CORP.


                                        By: __________________________________
                                            Name:  Richard J. Augustine
                                            Title: President


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

                                   SCHEDULE A

                              AMORTIZATION SCHEDULE

Payment Due Date           Interest         Principal         Total Payment
----------------           --------         ---------         -------------
03/01/04                   $                $                 $
06/01/04                   $                $                 $
09/01/04                   $                $                 $
12/01/04                   $                $                 $
03/01/05                   $                $                 $
06/01/05                   $                $                 $
09/01/05                   $                $                 $
12/01/05                   $                $                 $
03/01/06                   $                $                 $
06/01/06                   $                $                 $
09/01/06                   $                $                 $
12/01/06                   $                $                 $
03/01/07                   $                $                 $
06/01/07                   $                $                 $
09/01/07                   $                $                 $
12/01/07                   $                $                 $

03/01/08                   $                $                 $
06/01/08                   $                $                 $
09/01/08                   $                $                 $
12/01/08                   $                $                 $
03/01/09                   $                $                 $
06/01/09                   $                $                 $
09/01/09                   $                $                 $
12/01/09                   $                $                 $
03/01/10                   $                $                 $
06/01/10                   $                $                 $
09/01/10                   $                $                 $
12/01/10                   $                $                 $
01/01/11                   $                $                 $


                                       17